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CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 of our report dated June 8, 1998 on our audits of the consolidated financial statements of Strategix Solutions, Inc. and Subsidiaries. We also consent to the reference to our firm under the caption "Experts".



Coopers & Lybrand L.L.P.
June 8, 1998